Exhibit 1(A)
GE EQUIPMENT MIDTICKET LLC, SERIES 2009-1
Asset Backed Notes
UNDERWRITING AGREEMENT
December 15, 2009
Banc of America Securities LLC
Hearst Tower
214 North Tryon Street
Charlotte, North Carolina 28255
Ladies and Gentlemen:
     Section 1. Introductory. GE Equipment Midticket LLC, Series 2009-1 (the “Company”), CEF Equipment Holding, L.L.C. (“CEFEH” or the “Depositor”) and General Electric Capital Corporation (“GECC”), as sponsor, propose to cause the sale of the GE Equipment Midticket LLC, Series 2009-1 Asset Backed Notes, consisting of previously issued Class B Notes (the “Offered Notes”). The Company also previously issued the Class A-1, Class A-2, Class A-3 and Class A-4 Notes (collectively, the “Class A Notes”) and Class C Notes (the “Class C Notes” and together with the Class A Notes and the Offered Notes, the “Notes”). The Notes were issued pursuant to an Indenture, dated as of September 11, 2009 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). The Notes were issued in an aggregate initial principal amount of $618,399,000. The Offered Notes are being purchased by Banc of America Securities LLC (the “Underwriter”).
     The Notes are secured by the Collateral, including without limitation, a pool of equipment loans and finance leases secured by transportation equipment, industrial equipment, construction equipment, maritime assets, printing presses, furniture and fixtures, technology and telecommunications equipment or other equipment and the related security interests in the equipment financed thereby (collectively, the “Loans”). Pursuant to a Loan Sale Agreement, dated as of September 11, 2009 (the “Loan Sale Agreement”), among the Depositor, GECC, VFS Financing, Inc. (“VFS”), GE Capital Information Technology Solutions, Inc. (“GE ITS”) and Imaging Financial Services, Inc. (“Imaging”, and together with GECC, VFS and GE ITS, the “Originators”), GECC and the other Originators sold the Loans to the Depositor. Pursuant to a Loan Purchase and Sale Agreement, dated as of September 11, 2009 (the “Loan Purchase and Sale Agreement”), between the Depositor and the Company, the Depositor sold, transferred and conveyed to the Company, without recourse, all of its right, title and interest in the Loans. Pursuant to the Servicing Agreement, dated as of September 11, 2009 (the “Servicing Agreement”) between GECC, as servicer, and the Company, GECC is servicing the Loans.

     Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Indenture.
     The Depositor has prepared and filed a shelf registration statement on Form S-3 (having the registration number 333-132242), including a form of prospectus and any supplements or amendments thereto filed prior to the date hereof, with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), relating to the Notes, which registration statement has been declared effective by the Commission not more than three years prior to the date hereof. Either no post-effective amendment has been filed or if any post-effective amendment to such registration statement has been filed with respect thereto, prior to the execution and delivery of this Underwriting Agreement, the most recent such amendment has been declared effective by the Commission. For purposes of this Underwriting Agreement, “Effective Time” means the date and time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission, and “Effective Date” means the date of the Effective Time. Such registration statement, as amended at the Effective Time, including all material incorporated by reference therein and including all information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Act, is referred to in this Underwriting Agreement as the “Registration Statement.” The Company has filed with the Commission pursuant to Rule 424(b) under the Act (“Rule 424(b)”) a supplement (the “Prospectus Supplement”) to the prospectus included in the Registration Statement (such prospectus, in the form most recently revised and filed with the Commission pursuant to Rule 424(b), is hereinafter referred to as the “Base Prospectus”) relating to the Notes and the method of distribution thereof. The Company proposes to file with the Commission pursuant to Rule 424(b) a supplement to the Prospectus Supplement (the “Supplement”) relating to the Offered Notes and the method of distribution thereof. The Base Prospectus, the Prospectus Supplement and the Supplement are hereinafter referred to collectively as the “Prospectus.”
     As used herein, “Time of Sale” means December 15, 2009 (the date the first Contract of Sale was entered into as designated by the Underwriter).
     Section 2. Representations, Warranties and Covenants of the Depositor and GECC.
     (a) The Depositor represents and warrants to the Underwriter, as of the date hereof, that:
     (i) (x) The conditions to the use of a registration statement on Form S-3 under the Act, as set forth in the General Instructions to Form S-3, and the conditions of Rule 415 under the Act, have been satisfied with respect to the Registration Statement. No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or threatened by the Commission.
          (y) As of the Closing Date (as such term is defined below), the Registration Statement and the Prospectus, except with respect to any modification as to which the Underwriter has been notified, shall be in all substantive respects in the form furnished to the Underwriter or its counsel before such date or, to the extent not completed on such date, shall contain only such specific additional information and other changes as the Depositor or GECC has advised the Underwriter, before such time, will be included or made therein.
          (z) (A) The Registration Statement, as of the Effective Date, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder (the “Rules and Regulations”) and of the Trust Indenture Act of 1939; (B) on the date of this Underwriting Agreement, the Prospectus conforms, and as of the time of filing the Prospectus pursuant to Rule 424(b), the Prospectus will conform, in all material respects to the requirements of the Act and the Rules and Regulations; (C) the Registration Statement, at the Effective Time, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (D) the Prospectus and the Designated Static Pool Information (as defined below), taken together, as of its date, as of the Time of Sale and as of the Closing Date (as defined below), will not include any untrue statement of a material fact required to be stated therein or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that the Depositor makes no representations or warranties as to (I) that part of the Registration Statement which constitutes the Statements of Eligibility of Qualification (Form T-1) of the Indenture Trustee and (II) anything contained in or omitted from such Registration Statement or such Prospectus in reliance upon and in conformity with written information furnished to the Depositor by or on behalf of the Underwriter specifically for use in the preparation thereof, which information consists of the Underwriter Information (as defined below). As used herein the term “Designated Static Pool Information” shall mean the static pool information referred to in the Prospectus under the caption “Static Pool Information” but deemed to be excluded from the Registration Statement and the Prospectus pursuant to Item 1105(d) of Regulation AB issued under the Act.
          (aa) Other than with respect to the Prospectus and the Permitted Additional Information (as defined below), the Company (including its agents and representatives) has not made, used, authorized or approved and will not make, use, authorize or approve any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of any offer to buy the Offered Notes.
     (ii) The Depositor is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and the Company is a limited liability company, duly formed, validly existing and in good standing under the laws of its state of formation, and each of the Depositor and the Company has all power and authority necessary to own or hold its properties and conduct its business in which it is engaged as described in the Prospectus.
     (iii) Each of the Company and the Depositor had, has or will have the requisite power to execute and deliver the Related Documents and this Underwriting Agreement to which it is a party, and any other agreement or document executed by either of them in connection with the issuance and sale of the Offered Notes and this Underwriting Agreement and to perform their respective obligations hereunder and thereunder.

     (iv) Each of the Related Documents and this Underwriting Agreement to which it is a party has been, or will be, duly and validly authorized, executed and delivered by each of the Company and the Depositor, and assuming due authorization, execution and delivery thereof by the other parties thereto, each of the Related Documents and this Underwriting Agreement constitutes, or will constitute on the Closing Date, the valid, legal and binding obligation of each of the Company and the Depositor, enforceable against each of the Company and the Depositor in accordance with its terms, subject to (A) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (B) the application of equitable principles in any proceeding, whether at law or in equity or (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Underwriting Agreement that purport to provide indemnification for securities laws liabilities.
     (v) The Offered Notes will conform to the description thereof contained in the Prospectus and when the Offered Notes are sold to the Underwriter as provided herein, will each be validly issued and outstanding and entitled to the benefits of the Indenture.
     (vi) Neither the execution and delivery by the Company or the Depositor of any Related Document or this Underwriting Agreement to which it is a party nor the consummation by the Company or the Depositor of the transactions contemplated herein or therein, nor the issuance of the Offered Notes by the Company or the public offering thereof as contemplated in the Prospectus, will conflict in any material respect with or result in a material breach of, or constitute a material default (with notice or passage of time or both) under, or result in the imposition of any lien, pledge, charge, encumbrance, adverse claim or other security interest of any other person (collectively, “Liens”) upon any of the property or assets of the Company or the Depositor (except as required or permitted pursuant thereto or hereto), pursuant to any material mortgage, indenture, loan agreement, contract or other instrument to which the Company or the Depositor is party or by which either of them is bound, nor will such action result in any violation of any provisions of any applicable law, administrative regulation or administrative or court decree, the certificate of formation or limited liability company agreement of the Company or the certificate of formation or limited liability company agreement of the Depositor.
     (vii) Other than as set forth in or contemplated by the Prospectus, there are no legal or governmental proceedings pending to which the Depositor or the Company is a party or of which any property or assets of the Depositor or the Company are the subject of which, if determined adversely to the Depositor or the Company, as applicable, would individually or in the aggregate have a material adverse effect on the business, the financial position, the business prospects, or the operations of the Depositor or the Company, as applicable, or on the performance by the Depositor or the Company, as applicable, of its obligations hereunder or under the Related Documents to which it is a party; and, to the best knowledge of the Depositor and the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

     (viii) No consent, approval, authorization or order of, or registration, filing or declaration with, any court or governmental agency or body was required, is required, or will be required, in connection with (i) the execution and delivery by the Company or the Depositor of any Related Document or this Underwriting Agreement to which it is a party or the performance by the Company or the Depositor under any Related Document or this Underwriting Agreement to which it is a party or (ii) the offer, sale or delivery of the Offered Notes, except such as shall have been obtained or made, as the case may be, or will be obtained or made, as the case may be, prior to the Closing Date, or will not materially adversely affect the ability of the Company or the Depositor to perform its obligations under any Related Document or this Underwriting Agreement.
     (ix) Each of the Company and the Depositor possesses, and will possess, all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by it and as described in the Prospectus, except to the extent that the failure to have such licenses, certificates, authorities or permits does not have a material adverse effect on the Offered Notes or the financial condition of the Company or the Depositor, and neither the Company nor the Depositor has received, nor will have received as of the Closing Date, any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the conduct of its business, operations or financial condition
     (x) Each of the representations and warranties of the Depositor and the Company set forth in each Related Document is true and correct in all material respects.
     (xi) Neither the Depositor nor the Company is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (xii) The Indenture has been qualified under the Trust Indenture Act of 1939, as amended.
     (xiii) The Depositor was not, on the date on which the first bona fide offer of the Offered Notes sold pursuant to this Underwriting Agreement was made, an “ineligible issuer” (as defined in Rule 405 under the Act).
     (xiv) The Related Documents have not been amended since September 11, 2009.
     (b) GECC represents and warrants to the Underwriter, as of the date hereof, that:
     (i) GECC is a corporation, duly organized and validly existing under the laws of its state of formation and GECC has all power and authority necessary to own or hold its properties and conduct its business in which it is engaged as described in the Prospectus.
     (ii) GECC had, has and will have the requisite power to execute and deliver the Related Documents and this Underwriting Agreement to which it is a party, and any other agreement or document executed by it in connection with the sale of the Offered Notes and this Underwriting Agreement and to perform its obligations hereunder and thereunder.
     (iii) Each of the Related Documents and this Underwriting Agreement to which it is a party has been, or will be, duly and validly authorized, executed and delivered by GECC and assuming due authorization, execution and delivery thereof by the other parties thereto, each of the Related Documents and this Underwriting Agreement constitutes, or will constitute on the Closing Date, the valid, legal and binding obligation of GECC, enforceable against GECC in accordance with its terms, subject to (A) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (B) the application of equitable principles in any proceeding, whether at law or in equity or (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Underwriting Agreement that purport to provide indemnification for securities laws liabilities.
     (iv) Neither the execution and delivery by GECC of any Related Document or this Underwriting Agreement to which it is a party nor the consummation by GECC of the transactions contemplated herein or therein, nor the public offering thereof as contemplated in the Prospectus, did or will conflict in any material respect with or result in a material breach of, or constitute a material default (with notice or passage of time or both) under, or result in the imposition of any Liens upon any of the property or assets of GECC (except as required or permitted pursuant thereto or hereto), pursuant to any material mortgage, indenture, loan agreement, contract or other instrument to which GECC is party or by which it is bound, nor will such action result in any violation of any provisions of any applicable law, administrative regulation or administrative or court decree or the articles of incorporation or the by-laws of GECC.
     (v) No consent, approval, authorization or order of, or registration, filing or declaration with, any court or governmental agency or body was required, is required, or will be required, in connection with (i) the execution and delivery by GECC of any Related Document or this Underwriting Agreement to which it is a party or the performance by GECC under any Related Document or this Underwriting Agreement to which it is a party or (ii) the offer, sale or delivery of the Offered Notes, except such as shall have been obtained or made, as the case may be, or will be obtained or made, as the case may be, prior to the Closing Date, or will not materially adversely affect the ability of GECC to perform its obligations under any Related Document or this Underwriting Agreement.
     (vi) GECC possesses, and will possess, all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by it and as described in the Prospectus, except to the extent that the failure to have such licenses, certificates, authorities or permits does not have a material adverse effect on the Offered Notes or the financial condition of GECC, and GECC has not received, nor will have received as of the Closing Date, any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the conduct of its business, operations or financial condition.
     (vii) Each of the representations and warranties of GECC set forth in each Related Document to which it is a party is true and correct in all material respects.
     Section 3. Purchase, Sale and Delivery of Offered Notes. (a) On the basis of the representations, warranties and agreements contained in this Underwriting Agreement, but subject to the terms and conditions set forth in this Underwriting Agreement, the Depositor agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Depositor, $27,210,000 original principal amount of the Offered Notes at the purchase price of $28,070,831.89.
     (b) Against payment of the purchase price specified in paragraph (a) above in same day funds drawn to the order of the Depositor (or paid by such other manner as may be agreed upon by the Depositor and the Underwriter), the Depositor will deliver the Offered Notes to the Underwriter at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019 on December 18, 2009, or at such other place and time as the Underwriter and the Depositor shall agree upon, each such time being herein referred to as a “Closing Date.” The Offered Notes will initially be maintained through the facilities of The Depository Trust Company, as indicated in the Prospectus Supplement.
     Section 4. Public Offering of Offered Notes. (a) The Underwriter agrees that all offers, solicitations and sales shall be made in compliance with all applicable securities laws and regulations. Furthermore, the Underwriter shall comply with all applicable securities laws and regulations in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 of the Act.
     (b) It is understood by the parties hereto that the Underwriter shall offer and/or solicit offers for the Offered Notes for sale to the public (which may include selected dealers), as set forth in the Prospectus.
     Section 5. Covenants of the Depositor. The Depositor covenants and agrees with the Underwriter:
     (a) The Depositor shall prepare a Supplement setting forth the amount of Notes and the terms thereof not otherwise specified in the Base Prospectus or the Prospectus Supplement, the price at which the Offered Notes are to be purchased by the Underwriter from the Depositor, either the initial public offering price or the method by which the price at which the Offered Notes are to be sold will be determined, the selling concessions and reallowances, if any, and such other information as the Underwriter and the Depositor deem appropriate in connection with the offering of the Offered Notes; provided, however, that each of the Company and the Depositor shall make no amendment or supplement to the Registration Statement affecting or relating to any material extent to the Offered Notes, and shall make no amendment or supplement to the Base Prospectus, the Prospectus Supplement or the Supplement relating to the Offered Notes without furnishing the Underwriter with a copy of the proposed form thereof and providing the Underwriter with a reasonable opportunity to review the same, and shall not file with the Commission any such amendment or supplement to which the Underwriter shall reasonably object; and, provided, further, that each of the Company and the Depositor shall advise the Underwriter, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed or mailed for filing, of the issuance of any stop order by the Commission, of the suspension of the qualification of the Offered Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, or the Prospectus or for additional information; and, in the event of the issuance of any such stop order or of any order preventing or suspending the use of the Supplement relating to the Offered Notes or suspending any such qualification, promptly shall use its best efforts to obtain its withdrawal.
     (b) The Depositor shall endeavor to arrange for the qualification of the Offered Notes for sale under the laws of such jurisdictions as the Underwriter may reasonably designate and to maintain such qualification in effect so long as required for the initial sale of the Offered Notes; provided, however, that the Depositor shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.
     (c) The Depositor shall furnish the Underwriter copies of the Prospectus, and all amendments and supplements to such document, in each case as soon as available and in such quantities as the Underwriter may from time to time reasonably request; and, if the delivery of a Prospectus shall be at the time required by law in connection with sales of the Offered Notes and either (i) any event shall have occurred as a result of which the Base Prospectus, Prospectus Supplement or Supplement would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) for any other reason it shall be necessary during such same period to amend or supplement the Prospectus, to notify the Underwriter and to prepare and furnish to the Underwriter as the Underwriter may from time to time reasonably request an amendment or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, or if it is necessary at any time to amend or supplement the Prospectus to comply with the Act or the Rules and Regulations, the Depositor will promptly prepare and file with the Commission an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance; provided that the Depositor shall not effect any such amendment without the consent of the Underwriter.
     (d) The Depositor shall file or cause to be filed with the Commission, on a timely and complete basis, all reports required to be filed with respect to the Offered Notes pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.
     (e) So long as any of the Offered Notes are outstanding, the Depositor shall furnish the Underwriter copies of all reports or other communications (financial or other) furnished to holders of such Offered Notes, and deliver to the Underwriter during such same period (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission and (ii) such additional information concerning the business and financial condition of the Depositor as the Underwriter may from time to time reasonably request.
     (f) The Depositor shall pay all expenses (other than fees of counsel to the Underwriter, except as provided below) incident to the performance of the obligations under this Underwriting Agreement, including:
     (i) the word processing, printing and filing of the Registration Statement as originally filed and of each amendment thereto;
     (ii) the reproduction of this Underwriting Agreement and each Related Document;
     (iii) the preparation, printing, issuance and delivery of the Offered Notes to the Underwriter;
     (iv) the fees and disbursements of counsel and accountants for GECC and/or the Depositor;
     (v) the qualification of the Offered Notes under securities laws in accordance with the provisions of Section 5(b) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriter in connection therewith and in connection with the preparation of the Blue Sky Survey, if any;
     (vi) if requested by the Underwriter, the determination of the eligibility of the Offered Notes for investment and the reasonable fees and disbursements of counsel for the Underwriter in connection therewith and in connection with the preparation of a legal investment memorandum;
     (vii) the printing and delivery to the Underwriter of copies of the Prospectus, the Prospectus Supplement and the Supplement and any amendments or supplements thereto; and
     (viii) the fees and expenses of the Indenture Trustee and its counsel.
     If the sale of the Offered Notes is not consummated by reason of any failure, refusal or inability on the part of GECC or the Depositor to perform any agreement on its part to be performed or because any condition of the Underwriter’s obligations hereunder required to be fulfilled shall not have been fulfilled (other than as a result of any breach or default by the Underwriter), the Depositor shall be obligated to reimburse the Underwriter for all out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriter.
     (g) So long as the Offered Notes are outstanding, or until such time as the Underwriter shall cease to maintain a secondary market in such Offered Notes, whichever occurs first, the Depositor shall deliver to the Underwriter all statements and reports furnished to the Indenture Trustee pursuant the Related Documents, as soon as such statements and reports are furnished to the Indenture Trustee.

     Section 6. Conditions Precedent to the Obligations of the Underwriter. The obligation of the Underwriter to purchase and pay for the Offered Notes is subject to the accuracy of the representations and warranties on the part of GECC and the Depositor herein and in the Related Documents to which they are parties as of the Closing Date, to the accuracy of the statements of officers or managers of GECC and the Depositor made pursuant to the provisions hereof, to the performance by each of GECC and the Depositor of its obligations hereunder and to the following additional conditions precedent:
     (a) The Registration Statement shall have become effective not later than 4:00 p.m., New York time, on the day following the date of this Underwriting Agreement or such later date as shall have been consented to by the Underwriter; and prior to the Closing Date no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of GECC or the Depositor, shall be contemplated by the Commission.
     (b) Each of GECC and the Depositor shall have delivered on or before the Closing Date to the Underwriter a certificate, dated as of the Closing Date, signed by the president, senior vice president, vice president, manager, or other officer or authorized person of GECC or the Depositor, as applicable, to the effect that the signer, and/or persons for whom the signer has management authority, of such certificate has carefully examined the Registration Statement, the Prospectus, each Related Document and this Underwriting Agreement and that:
     (i) to the best of such person’s knowledge, the representations and warranties of GECC and/or the Depositor, as the case may be, in this Underwriting Agreement and in each Related Document to which it is a party are true and correct in all material respects at and as of the Closing Date with the same effect as if made on the Closing Date;
     (ii) each of GECC and the Depositor, as the case may be, has complied with all the Related Documents to which it is a party and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;
     (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or, to GECC’s or the Depositor’s knowledge, threatened as of the Closing Date; and
     (iv) nothing has come to such person’s attention that would lead such person to believe that the Registration Statement or the Prospectus, each as amended and supplemented as of the Closing Date and as of the Time of Sale, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (c) Since the respective dates as of which information is given in the Prospectus, Prospectus Supplement and the Supplement, there shall not have occurred any material adverse change or any development involving a prospective material adverse change in or affecting particularly the business or assets of the Company, the Depositor, or any material adverse change in the financial position or results or operations of the Company, the Depositor or GECC otherwise than as set forth or contemplated in the Prospectus as of the date hereof, which in the Underwriter’s reasonable judgment materially impairs the investment quality of the Offered Notes so as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Offered Notes on the terms and in the manner contemplated in the Base Prospectus, Prospectus Supplement and the Supplement.
     (d) The Underwriter shall have received from counsel (who shall be satisfactory to the Underwriter) for GECC and the Depositor, an opinion, dated the Closing Date, addressed to the Underwriter and satisfactory in form and substance to the Underwriter and to counsel to the Underwriter, relating to certain corporate matters.
     (e) The Underwriter shall have received from counsel (who shall be satisfactory to the Underwriter) for GECC and the Depositor, a signed negative assurance letter, dated the Closing Date, addressed to the Underwriter and satisfactory in form and substance to the Underwriter and to counsel to the Underwriter, relating to certain matters with respect to the Registration Statement and the Prospectus.
     (g) The Underwriter shall have received from counsel (who shall be satisfactory to the Underwriter) for GECC and the Depositor, an opinion, dated the Closing Date, addressed to the Underwriter and satisfactory in form and substance to the Underwriter and to counsel to the Underwriter, relating to certain federal income tax matters.
     (h) Counsel to GECC and the Depositor shall have furnished to the Underwriter any opinions (if any) supplied to the rating agencies relating to certain matters with respect to the Notes, which opinions shall also be addressed to the Underwriter.
     (i) This Underwriting Agreement shall be reasonably satisfactory in form and substance to the Underwriter and counsel to the Underwriter; and GECC and/or the Depositor shall furnish the Underwriter and counsel to the Underwriter with such other opinions, certificates, letters and documents as the Underwriter or counsel to the Underwriter shall reasonably request.
     (j) The Class B Notes shall have been rated no less than “Baa3” by Moody’s Investors Services, Inc. (“Moody’s”) and “BBB” by Fitch, Inc. (“Fitch”) and such ratings shall not have been rescinded, and no public announcement shall have been made by the respective rating agencies that the rating of the Class B Notes have been placed under review.
     (k) The Underwriter shall have received a letter, dated December 15, 2009, relating to the Prospectus, addressed to the Underwriter, from certified public accountants (who shall be satisfactory to the Underwriter), substantially in the form approved by the Underwriter and counsel to the Underwriter.
     If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Underwriting Agreement may be terminated by the Underwriter by notice to the Depositor at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 7 hereof.

     Section 7. Indemnification and Contribution. (a) The Depositor and GECC, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person who controls the Underwriter within the meaning of the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act, or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement, (ii) the Prospectus, (iii) the Designated Static Pool Information or (iv) information provided by the Depositor or GECC to the extent used in the written communications constituting an electronic road show within the meaning of Rule 433(h) under the Act, or Intex.cdi files containing data derived from information available in the Prospectus, or are caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will reimburse the Underwriter or any person controlling the Underwriter for any legal or other expenses (except where the Underwriter is required to bear such expenses pursuant to Section 7(c)) reasonably incurred by the Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; which expenses the indemnifying party shall pay as and when incurred, at the request of the Underwriter (or any person controlling the Underwriter), to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses; provided, however, that (i) none of the Depositor or GECC will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made under the second and fourth paragraphs under “Underwriting” in the Prospectus Supplement in reliance upon and in conformity with written information furnished to the Depositor or GECC by any Underwriter expressly for use therein (the “Underwriter Information”) and (ii) such indemnity with respect to any Corrected Statement (as defined below) in such Prospectus (or supplement thereto) shall not inure to the benefit of the Underwriter or any person controlling the Underwriter from whom the person asserting any loss, claim, damage or liability purchased the Offered Notes that are the subject thereof if the untrue statement or omission of a material fact contained in such Prospectus (or supplement thereto) was corrected (a “Corrected Statement”) in such supplement and such supplement was furnished by the Depositor or GECC to the Underwriter prior to the delivery of the confirmation of the sale of such Offered Notes, but the Underwriter did not furnish such supplement to the Prospectus containing the Corrected Statement to such investor prior to the delivery of such confirmation. This indemnity agreement will be in addition to any liability which the Depositor or GECC may otherwise have.
     (b) The Underwriter agrees to indemnify and hold harmless the Depositor, GECC, each of their respective directors and officers who signed the Registration Statement relating to the Offered Notes, and each person who controls the Depositor or GECC within the meaning of the Act or the Exchange Act (i) to the same extent as the foregoing indemnities from the Depositor and GECC to the Underwriter, but only in the Underwriter Information and (ii) with respect to the failure on the part of the Underwriter to convey to any investor with whom the Underwriter entered into a “contract of sale” within the meaning contemplated by Rule 159 of the Act (a “Contract of Sale”), prior to the time such investor entered into such Contract of Sale, the Supplement. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

     (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7(a) or (b), notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability unless such indemnified party is materially harmed by such failure and shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 7(a) or (b). In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses and to otherwise participate in the defense of such action in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (plus local counsel) for the indemnified parties), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). Unless it shall assume the defense of any proceeding, the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.
     (d) If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Depositor and GECC on the one hand and the Underwriter on the other from the offering of the Offered Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Depositor and GECC on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Depositor and GECC on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Depositor and GECC bear to the total underwriting discounts and commissions received by the Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Depositor or GECC on the one hand or the Underwriter on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this subsection (d), the Underwriter shall not be required to contribute any amount in excess of the amount by which the aggregate underwriting discounts actually paid to the Underwriter exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.
     (e) The Depositor, GECC and the Underwriter agree that it would not be just and equitable if contribution pursuant to Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to Section 7(c); which expenses the indemnifying party shall pay and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment.
     Notwithstanding anything to the contrary in Section 7(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of Section 7(d), each person who controls the Underwriter within the meaning of either the Act or the Exchange Act shall have the same rights to contribution as the Underwriter, and each person who controls the Depositor or GECC within the meaning of either the Act or the Exchange Act, each officer of the Depositor or GECC who shall have signed the Registration Statement and each director of the Depositor or GECC shall have the same rights to contribution as the Depositor or GECC, as applicable, subject in each case to the immediately preceding sentence of this paragraph.
     Section 8. Offering Communications. (a) For purposes hereof, “Free Writing Prospectus” shall have the meaning given such term in Rule 405 under the Act. “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus (as defined in Rule 433 under the Act) relating to the Notes that (i) is required to be filed with the Commission by the Depositor or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) under the Act because it contains a description of the Notes or of the offering that does not reflect the final terms. “Permitted Additional Information” shall mean information that is included in any road show presentation the Company, the Depositor or GECC has approved (each, a “Road Show”) and Intex.cdi files containing data derived from information available in the Prospectus.
     (b) Other than the Prospectus and the Permitted Additional Information, the Underwriter represents, warrants and agrees with GECC and the Depositor that: (i) it has not made, used, prepared, authorized, approved or referred to and will not make, use, prepare, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Offered Notes, including, but not limited to, any “ABS informational and computational materials” (as defined in Item 1101(a) of Regulation AB under the Act); and (ii) it shall, for a period of at least three years after the Time of Sale, maintain written and/or electronic records regarding each Contract of Sale entered into by the Underwriter, the date, identity of the investor and the terms of such Contract of Sale, as set forth in the related confirmation of trade. Notwithstanding the foregoing, the Depositor agrees that the Underwriter may disseminate information on Bloomberg to prospective investors relating solely to (i) information of the type identified in Rule 134 of the Act, (ii) information included in the Prospectus, (iii) the status of allocations and subscriptions of the Offered Notes, expected pricing parameters of the Notes and the yields and weighted average lives of the Notes, and (iv) information constituting final terms of the Notes within the meaning of Rule 433(d)(5)(ii) under the Act. The Underwriter represents that communications containing information described in clause (i) of the immediately preceding sentence shall not be required to be filed with the Commission as Free Writing Prospectuses.
     (c) If the Underwriter uses the Internet or other electronic means to offer or sell the Offered Notes, it represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure compliance in all material respects with all applicable legal requirements under the Act.
     Section 9. Agreement of the Underwriter. (a) The Underwriter agrees that (i) if the Prospectus is not delivered with the confirmation in reliance on Rule 172 under the Act, it will include in every confirmation sent out by the Underwriter the notice required by Rule 173 under the Act, informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from the Underwriter; (ii) if a paper copy of the Prospectus is requested by a Person who receives a confirmation, the Underwriter shall deliver a paper copy of such Prospectus to such Person; and (iii) if an electronic copy of the Prospectus is delivered by the Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to the Underwriter by or on behalf of the Depositor specifically for use by the Underwriter pursuant to this Section 9; for example, if the Prospectus is delivered to the Underwriter by or on behalf of the Depositor in a single electronic file in a read-only format, then the Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in read-only format. The Underwriter further agrees that if it delivers to an investor the Prospectus in read-only format, upon the Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, the Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus.
     (b) Prior to the Closing Date, the Underwriter shall notify GECC and the Depositor of the time of the first Contract of Sale to which the Supplement relates.
     (c) The Underwriter represents and agrees that it did not enter into any commitment to sell any Offered Notes prior to the Time of Sale, it did not enter into any Contract of Sale for any Offered Notes prior to the Time of Sale and, without limiting the foregoing, it did not enter into a Contract of Sale with an investor in the Offered Notes prior to the delivery of the Prospectus to such investor.
     (d) If the Depositor, GECC or the Underwriter determines or becomes aware that any “written communication” (as defined in Rule 405 under the Act) or oral statement (when considered in conjunction with all information conveyed at the time of the Contract of Sale) made or prepared by the Depositor or the Underwriter contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, either the Depositor or the Underwriter may prepare corrective information, with notice to the other party and the Underwriter shall deliver such information in a manner reasonably acceptable to both parties, to any Person with whom a Contract of Sale was entered into based on such written communication or oral statement, and such information shall provide any such Person with the following:
     (i) adequate disclosure of the contractual arrangement;
     (ii) adequate disclosure of the Person’s rights under the existing Contract of Sale at the time termination is sought;
     (iii) adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and
     (iv) a meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.
     Any costs or losses incurred in connection with any such termination or reformation shall be subject to Section 7.
     Section 10. Termination. This Underwriting Agreement shall be subject to termination in the absolute discretion of the Underwriter, by notice given to the Depositor prior to delivery of and payment for the Offered Notes, if prior to such time there shall gave occurred (i) any outbreak or escalation of hostilities or other calamity or crisis, the effect of which is such as to make it, in the reasonable judgment of the Underwriter, impracticable or inadvisable to market the Offered Notes or to enforce contracts for the sale of the Offered Notes on the terms and in the manner contemplated by the Prospectus, as amended or supplemented, (ii) the suspension of trading generally by either the American Stock Exchange or the New York Stock Exchange, or the establishment of minimum or maximum prices or ranges of prices, by either of such exchanges or by order of the Commission or any other governmental authority, or any general banking moratorium declared by federal or New York authorities, or (iii) a disruption in securities settlement, payment or clearance services in the United States.
     Section 11. Survival of Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of each of GECC, the Depositor or their respective officers or managers and of the Underwriter set forth in or made pursuant to this Underwriting Agreement will remain in full force and effect, regardless of any investigation or statement as to the results thereof, made by or on behalf of the Underwriter, GECC, the Depositor or any of their respective representatives, officers, managers or directors of any controlling person, and will survive delivery of and payment for the Offered Notes. Notwithstanding anything to the contrary herein, the provisions of Section 7 hereof shall survive the termination or cancellation of this Underwriting Agreement.
     Section 12. Default by the Underwriter. If the Underwriter shall fail on the Closing Date to purchase the Offered Notes which it is obligated to purchase under this Underwriting Agreement (the “Defaulted Notes”), the Underwriter shall have the right, within 24 hours thereafter, to make arrangements for one or more other underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth.
     No action taken pursuant to this Section 12 shall relieve the Underwriter from liability in respect of its default.
     Section 13. Notices. All communications hereunder will be in writing and:
     (i) if sent to the Underwriter, will be mailed, delivered or sent by facsimile transmission and confirmed to the Underwriter at:

Banc of America Securities LLC
Hearst Tower
214 North Tryon Street
Charlotte, North Carolina 28255
Attention: Gregory Petrie
Telephone: (646) 855-5223
Facsimile: (646) 855-5044;
with a copy to:
Bingham McCutchen LLP
One Battery Park Plaza, 33rd Floor
New York, New York 10004
Attention: Matthew P. Joseph
Telephone: (212) 705-7333
Facsimile: (917) 777-4299;
     (ii) if sent to the Depositor, will be mailed, delivered or sent by facsimile transmission, and confirmed to it at:
CEF Equipment Holding, LLC
10 Riverview Drive
Danbury, Connecticut 06810
Attention: Capital Markets Operations
Telephone: (203) 749-2101
Facsimile: (203) 749-4054;
with a copy to:
Mayer Brown LLP
1675 Broadway
New York, NY 10019
Attention: Paul Jorissen
Telephone: (212) 506-2555
Facsimile: (212) 849-5555;
     (iii) if sent to GECC, will be mailed, delivered or sent by facsimile transmission, and confirmed to it at:
General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851
Attention: General Counsel
Telephone: (203) 229-5000
Facsimile: (203) 956-4296;

or to such other address as GECC, the Depositor or the Underwriter may designate in writing to the other parties hereto.
     Section 14. Successors. This Underwriting Agreement will inure to the benefit of and be binding upon the Underwriter, GECC and the Depositor and their respective successors and the officers, managers and directors and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligations hereunder.
     Section 15. Governing Law. THIS UNDERWRITING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERWRITING AGREEMENT, AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OF PROCEEDING.
     Section 16. Nonpetition Covenant. Notwithstanding any prior termination of this Underwriting Agreement, the Underwriter, prior to the date which is one year and one day after the payment in full of all Notes issued by the Company, shall not acquiesce, petition or otherwise invoke or cause the Depositor or the Company to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Depositor or the Company under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or the Company or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor or the Company.
     Section 17. Counterparts. This Underwriting Agreement may be executed by each of the parties hereto in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 18. Nature of Underwriter’ Services. The Depositor acknowledges and agrees that the Underwriter in providing investment banking services to the Depositor in connection with the offering, including in acting pursuant to the terms of this Underwriting Agreement, has acted and is acting as an independent contractor and not as a fiduciary and the Depositor does not intend the Underwriter to act in any capacity other than independent contractor, including as a fiduciary. For avoidance of doubt, the Underwriter is not acting as an agent or representative of the Company.

     If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance hereof shall constitute a binding agreement among the Underwriter, the Depositor and GECC.

Very truly yours, CEF EQUIPMENT HOLDING, L.L.C.
By:	/s/ Thomas A. Davidson
	Name:	Thomas A. Davidson
	Title:	Senior Vice President - Securitization

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Thomas A. Davidson
	Name:	Thomas A. Davidson
	Title:	Attorney-in-fact

Accepted and agreed in New York, New York,
as of the date hereof:

BANC OF AMERICA SECURITIES LLC

By:	/s/ Benjamin Merrill Name: Benjamin Merrill
Title: Vice President